Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OR COUNTRY OF ORGANIZATION OR INCORPORATION
Luby’s Fuddruckers Restaurants, LLC	Texas
Luby’s Bevco, Inc.	Texas
Luby’s Bev I, LLC	Texas
Luby’s Bev II, LLC	Texas
Fuddruckers of Annapolis, LLC	Maryland
Fuddruckers of Brandywine, LLC	Maryland
Paradise Cheeseburgers, LLC	Texas
Paradise Restaurant Group, LLC	Delaware
Cheeseburger of Algonquin, LLC	Illinois
Cheeseburger of California, LLC	Maryland
Cheeseburger of Downers Grove, LLC	Illinois
Cheeseburger of Evansville, LLC	Indiana
Cheeseburger of Fishers, LLC	Indiana
Cheeseburger of Fredericksburg, LLC	Virginia
Cheeseburger of Ft. Meyers, LLC	Florida
Cheeseburger of Hilliard, LLC	Ohio
Cheeseburger of Kansas City, LLC	Kansas
Cheeseburger of Middleton, LLC	Wisconsin
Cheeseburger of Myrtle Beach, LLC	South Carolina
Cheeseburger of Newark, LLC	Delaware
Cheeseburger of Newport News, LLC	Virginia
High Tides of Omaha, LLC	Nebraska
Cheeseburger of Pasadena, LLC	Maryland
Cheeseburger of Sandestin, LLC	Florida
Cheeseburger of Secaucus, LLC	New Jersey
Cheeseburger of Southport, LLC	Indiana
Cheeseburger of Sterling Heights, LLC	Michigan
Cheeseburger of Terre Haute, LLC	Indiana
Cheeseburger of Virgina Beach, LLC	Virginia
Cheeseburger of Wallkill, LLC	New York
Cheeseburger of Woodbridge, LLC	Virginia
Cheeseburger in Paradise of Anne Arundel County, Inc.	Maryland
Cheeseburger in Paradise of St. Mary’s County, LLC	Maryland
Luby's Fuddruckers Foundation	Texas